                                                      EXHIBIT 99.1


FOR IMMEDIATE RELEASE
CONTACT: Ria Marie Carlson
         VP, Public & Investor Relations
         (323) 932-4096




                  EQUITY MARKETING REPORTS RECORD RESULTS FOR
                           THIRD QUARTER, NINE MONTHS

         NET INCOME INCREASES 34% FOR QUARTER, 62% FOR NINE-MONTH PERIOD

        LOS ANGELES, October 19, 2000 - Equity Marketing, Inc. (Nasdaq: EMAK) announced today financial results for the third quarter and nine-month period ended September 30, 2000.

       "Sales, net income and earnings per share hit record levels for both the third quarter and nine months," said Equity Chairman and Chief Executive Officer Don Kurz.

THIRD QUARTER HIGHLIGHTS

- Revenues were $56.0 million versus $53.3 million in 1999. Marketing services represented approximately 85% of the total revenues, while the remaining
    15% of revenues were generated from the consumer products division.

- Net income was $3.5 million, a 34% increase over the $2.6 million (excluding restructuring gains) reported in 1999.

- Fully diluted earnings per share were $0.42, exceeding the earnings per share (excluding restructuring gains) of $0.40 in the year-ago quarter, despite a 27% increase in the weighted average number of shares outstanding primarily due to the private equity investment from Crown Capital Group. If the private placement had not occurred, quarterly earnings per share would have been approximately $0.50 - a 25% increase over 1999.

- Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 18%, from $5.2 million in the third quarter of 1999 (excluding restructuring gains) to $6.1 million this year.

NINE-MONTH HIGHLIGHTS

- Revenues were $154.8 million, 13% higher than the $136.8 million reported last year. Marketing services generated 89% of total revenues; the remaining 11% came from consumer products.

- Net income increased 62%, from $5.0 million (excluding restructuring gains) in 1999 to $8.1 million this year.

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-   Fully diluted earnings per share were $1.09, 40% higher than the $0.78 posted for the comparable period last year (excluding restructuring gains). Without the Crown Capital Group investment, nine-month earnings per share would have been approximately $1.18 - a 51% increase.

- EBITDA was $14.8 million, 35% higher than the $11.0 million reported in 1999.

    Nine-month 2000 results exclude a charge of $227,000 (net of tax effects), or $0.03 per diluted share, posted in the first quarter of 2000 to reflect a discount for the time value of money relating to the sale of receivables owed to the company by AmeriServe Food Distribution, Inc., which filed for bankruptcy on January 31, 2000.

    "Driving the results in the third quarter was growth in higher-margin businesses, such as consumer products and international promotions," explained Mr. Kurz. "Revenues from our consumer products division increased 47% compared to last year's third quarter. Pretax margins for the third quarter improved more than 200 basis points - from 8.2% in 1999 to 10.5% this year - while gross margins were more than 29%. Moreover, our working capital, at $46.3 million, is at a historic high."

STOCK REPURCHASE UPDATE

    On July 20, 2000, the company announced that its board of directors authorized the expenditure of up to $10 million over 12 months to repurchase shares of the company's common stock. As of September 30, 2000, the company spent approximately $1.15 million to purchase shares at an average price of $13.18.

    "Since we believe our stock is a good investment, we expect to purchase shares of our stock from time to time, based on market conditions, except for quiet periods," said Mr. Kurz. "At the same time, we continue to pursue aggressively the key growth initiatives announced earlier this year - including a focused mergers and acquisition program."

    The number of weighted average shares outstanding increased to 8.3 million for the third quarter of 2000 compared to 6.5 million a year ago, due primarily to the private equity transaction with Crown Capital Group. The company expects the share-count to remain at 8.3 million in the fourth quarter and close the fiscal year with about 7.7 million weighted average shares outstanding.

OUTLOOK

    For the fourth quarter ending December 31, 2000, the company currently expects sales to range from $90 million to $100 million and fully diluted earnings per share, excluding any non-recurring items, to be between $0.60 and $0.65.

    For the 2000 fiscal year, the company currently expects sales to range from $245 million to $255 million and fully diluted earnings per share, excluding the first-quarter AmeriServe charge and any other non-recurring items, to be between $1.69 and $1.74. Gross margins are expected to range between 25% and 27%.

    The earnings per share forecasts include the higher share count resulting from the Crown Capital Group investment. Without the investment, forecasted earnings per share for 2000, excluding any non-recurring items and the first-quarter AmeriServe charge, would range from $0.70 to $0.75 for the fourth quarter and $1.88 to $1.93 for the full year.

    "We are particularly pleased with our growth this year," added Mr. Kurz. "1999 is a tough year to beat because we experienced sales growth of more than 40% and a particularly strong fourth quarter. Nevertheless, our revenues from marketing services are expected to exceed 1999 levels, which is better than we originally anticipated. Combine this with the success of our consumer products division, and sales and profitability for the 2000 fiscal year are on track to hit record levels."

    Equity Marketing will hold an investor conference call to discuss financial and operational results at 12:30 p.m. Eastern time today. Investors may listen to the live call or a replay via the Internet at www.vcall.com. Those wishing to listen to the live call are encouraged to visit the web site at least 15 minutes early to register, download and install any necessary audio software.

    Equity Marketing, Inc. is a leading marketing services company, providing a wide range of custom promotional programs that build sales and brand awareness for retailers, restaurant chains and consumer goods companies such as Burger King Corporation, The Coca-Cola Company, Exxon / Mobil, Sunoco, Inc., CVS/pharmacy and others. The company is also a developer and marketer of distinctive, branded consumer products that complement its core promotions business and are based on trademarks it owns or classic licensed properties. The company's products are sold primarily through specialty and mass-market retailers. More information about Equity Marketing is available on the company's web site at www.equity-marketing.com.

        CERTAIN EXPECTATIONS AND PROJECTIONS REGARDING THE FUTURE PERFORMANCE OF EQUITY MARKETING, INC. DISCUSSED IN THIS NEWS RELEASE ARE FORWARD-LOOKING AND ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE EXPECTATIONS AND PROJECTIONS ARE BASED ON CURRENTLY AVAILABLE COMPETITIVE, FINANCIAL AND ECONOMIC DATA ALONG WITH THE COMPANY'S OPERATING PLANS AND ARE SUBJECT TO FUTURE EVENTS AND UNCERTAINTIES. MANAGEMENT CAUTIONS THE READER THAT THE FOLLOWING FACTORS, AMONG OTHERS, COULD CAUSE THE COMPANY'S ACTUAL CONSOLIDATED RESULTS OF OPERATIONS AND FINANCIAL POSITION IN 2000 AND THEREAFTER TO DIFFER SIGNIFICANTLY FROM THOSE EXPRESSED IN FORWARD-LOOKING STATEMENTS: THE COMPANY'S DEPENDENCE ON A SINGLE CUSTOMER; THE SIGNIFICANT QUARTER-TO-QUARTER VARIABILITY IN THE COMPANY'S REVENUES AND NET INCOME; THE COMPANY'S DEPENDENCE ON THE POPULARITY OF LICENSED ENTERTAINMENT PROPERTIES AND THE ABILITY TO LICENSE, DEVELOP AND MARKET NEW PRODUCTS; THE COMPANY'S DEPENDENCE ON FOREIGN MANUFACTURERS; THE COMPANY'S NEED FOR ADDITIONAL WORKING CAPITAL; AND THE POTENTIAL NEGATIVE IMPACT OF FUTURE ACQUISITIONS. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE THE RESULTS OF ANY REVISIONS TO FORWARD-LOOKING STATEMENTS, WHICH MAY BE MADE TO


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REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE
OCCURRENCE OF UNANTICIPATED EVENTS. THE RISKS HIGHLIGHTED HEREIN SHOULD NOT BE ASSUMED TO BE THE ONLY ITEMS THAT COULD AFFECT THE FUTURE PERFORMANCE OF THE COMPANY.

    WHILE MANY IN THE FINANCIAL COMMUNITY CONSIDER EBITDA TO BE AN IMPORTANT MEASURE OF COMPARATIVE OPERATING PERFORMANCE, IT SHOULD BE CONSIDERED IN ADDITION TO, BUT NOT AS A SUBSTITUTE FOR OR SUPERIOR TO, OPERATING INCOME, NET EARNINGS, CASH FLOW AND OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

                                       ###

                                 (tables follow)

EQUITY MARKETING, INC.

Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

                                                 THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                    SEPTEMBER 30,                      SEPTEMBER 30,
                                                 -------------------                 -----------------
                                                     (UNAUDITED)                        (UNAUDITED)
                                                2000            1999               2000            1999
                                             ------------    ------------      -------------   --------------
Revenues                                     $     56,026     $    53,334         $  154,817    $    136,802
Cost of sales                                      39,589          39,295            114,279         102,832
                                             ------------    ------------      -------------   --------------
    Gross profit                                   16,437          14,039             40,538          33,970
Operating expenses:
  Salaries, wages and benefits                      5,730           4,433             12,877          11,349
  Selling, general and administrative               5,233           5,075             15,294          13,720
  Restructuring gain                                  --             (240)              --               (641)
                                             ------------    ------------      -------------   --------------
    Total operating expenses                       10,963           9,268             28,171           24,428
    Income from operations                          5,474           4,771             12,367            9,542
Other income (expense)                                391            (151)               746             (590)
                                             ------------    ------------      -------------   --------------
    Income before provision for income
      taxes                                         5,865           4,620             13,113            8,952
Provision for income taxes                          2,346           1,848              5,234            3,581
                                             ------------    ------------      -------------   --------------
    Net income                               $      3,519     $     2,772         $    7,879    $       5,371
                                             ============    ============      =============   ==============

Preferred Stock Dividends                             375             --                582              --
                                             ------------    ------------      -------------   --------------
Net income Available to Common Stockholders  $      3,144     $     2,772         $   7,297     $       5,371
                                             ============    ============      =============   ==============

Basic Income Per Share

     Earnings Per Share                      $       0.50     $      0.44         $    1.16     $       0.86
                                             ============    ============      =============   ==============
     Weighted Average Shares Outstanding        6,307,650       6,230,906         6,278,516         6,221,374
                                             ============    ============      =============   ==============

Diluted Income Per Share

     Earnings Per Share                      $       0.42     $      0.42         $    1.06     $       0.84
                                             ============    ============      =============   ==============
     Weighted Average Shares Outstanding        8,288,741       6,533,737         7,403,427        6,387,617
                                             ============    ============      =============   ==============

EQUITY MARKETING, INC.
Condensed Consolidated Balance Sheets
(In thousands)


ASSETS                                     SEPTEMBER 30,           DECEMBER 31,
                                               2000                   1999
                                           (UNAUDITED)
                                        -----------------        ---------------
Cash and short-term investments            $     32,478             $      7,131
Accounts receivable, net                         43,043                   37,385
Note receivable                                   8,137                    5,024
Inventory                                        23,805                    8,742
Prepaids and other current assets                 6,282                    5,696
                                        ---------------            -------------
   CURRENT ASSETS                               113,745                   63,978
Fixed assets, net                                 4,276                    4,907
Intangible assets, net                           21,286                   21,846
Note receivable                                   2,151                    5,491
Other assets                                      1,447                    1,022
                                        ---------------            -------------
   TOTAL ASSETS                            $    142,905             $     97,244
                                        ===============            =============

LIABILITIES AND                           SEPTEMBER 30,             DECEMBER 31,
STOCKHOLDERS' EQUITY                           2000                     1999
                                        ---------------            -------------
Short-term debt                            $       --               $     12,500
Accounts payable                                 37,849                   21,726
Accrued liabilities                              29,638                   18,707
                                        ---------------            -------------
   CURRENT LIABILITIES                           67,487                   52,933
Long-term liabilities                             2,391                    2,286
                                        ---------------            -------------
   TOTAL LIABILITIES                             69,878                   55,219

Mandatory redeemable preferred stock             23,092                      --

Stockholders' equity                             49,935                   42,025
                                        ---------------            -------------
   TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                    $    142,905             $     97,244
                                        ===============            =============